Filed Pursuant to Rule 433

Dated December 2, 2015

Registration Statement No. 333-205731

McDONALD’S CORPORATION

USD 750 Million 2.100% Medium-Term Notes Due 2018

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	December 2, 2015
Settlement Date:	December 9, 2015 (T + 5)
Maturity Date:	December 7, 2018
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 750,000,000
Coupon:	2.100%
Issue Price:	99.951% of the principal amount
Yield to Maturity:	2.117%
Spread to Benchmark Treasury:	T + 90 basis points
Benchmark Treasury:	1.250% 3-year note due November 15, 2018
Benchmark Treasury Yield:	1.217%
Coupon Payments:	Pays Semi-Annually on the 7th day of June and December, beginning June 7, 2016
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 15 basis points
Joint Bookrunners:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
Wells Fargo Securities, LLC
CUSIP:	58013MEW0

USD 1.00 Billion 2.750% Medium-Term Notes Due 2020

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	December 2, 2015

* A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.

Settlement Date:	December 9, 2015 (T + 5)
Maturity Date:	December 9, 2020
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 1,000,000,000
Coupon:	2.750%
Issue Price:	99.815% of the principal amount
Yield to Maturity:	2.790%
Spread to Benchmark Treasury:	T + 115 basis points
Benchmark Treasury:	1.625% 5-year note due November 30, 2020
Benchmark Treasury Yield:	1.640%
Coupon Payments:	Pays Semi-Annually on the 9th day of June and December, beginning June 9, 2016
Day Count:	30 / 360
Redemption Provision:

The 2020 Notes will be redeemable at any time prior to November 9, 2020 (one month prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2020 Notes will be redeemable in whole or in part, at any time on or after November 9, 2020 (one month prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.
CUSIP:	58013MEX8

USD 1.75 Billion 3.700% Medium-Term Notes Due 2026

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*

Trade Date:	December 2, 2015
Settlement Date:	December 9, 2015 (T + 5)
Maturity Date:	January 30, 2026
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 1,750,000,000
Coupon:	3.700%
Issue Price:	99.676% of the principal amount
Yield to Maturity:	3.738%
Spread to Benchmark Treasury:	T + 155 basis points
Benchmark Treasury:	2.250% 10-year bond due November 15, 2025
Benchmark Treasury Yield:	2.188%
Coupon Payments:	Pays Semi-Annually on the 30th day of January and July, beginning July 30, 2016
Day Count:	30 / 360
Redemption Provision:

The 2026 Notes will be redeemable at any time prior to October 30, 2025 (three months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2026 Notes will be redeemable in whole or in part, at any time on or after October 30, 2025 (three months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
CUSIP:	58013MEY6

USD 750 Million 4.700% Medium-Term Notes Due 2035

Summary of Terms

Issuer:	McDonald’s Corporation

Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	December 2, 2015
Settlement Date:	December 9, 2015 (T + 5)
Maturity Date:	December 9, 2035
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 750,000,000
Coupon:	4.700%
Issue Price:	99.679% of the principal amount
Yield to Maturity:	4.725%
Spread to Benchmark Treasury:	T + 180 basis points
Benchmark Treasury:	2.875% 30-year bond due August 15, 2045
Benchmark Treasury Yield:	2.925%
Coupon Payments:	Pays Semi-Annually on the 9th day of June and December, beginning June 9, 2016
Day Count:	30 / 360
Redemption Provision:

The 2035 Notes will be redeemable at any time prior to June 9, 2035 (six months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2035 Notes will be redeemable in whole or in part, at any time on or after June 9, 2035 (six months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
CUSIP:	58013MEZ3

USD 1.75 Billion 4.875% Medium-Term Notes Due 2045

Summary of Terms

Issuer:	McDonald’s Corporation

Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	December 2, 2015
Settlement Date:	December 9, 2015 (T + 5)
Maturity Date:	December 9, 2045
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 1,750,000,000
Coupon:	4.875%
Issue Price:	100.000% of the principal amount
Yield to Maturity:	4.875%
Spread to Benchmark Treasury:	T + 195 basis points
Benchmark Treasury:	2.875% 30-year bond due August 15, 2045
Benchmark Treasury Yield:	2.925%
Coupon Payments:	Pays Semi-Annually on the 9th day of June and December, beginning June 9, 2016
Day Count:	30 / 360
Redemption Provision:

The 2045 Notes will be redeemable at any time prior to June 9, 2045 (six months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2045 Notes will be redeemable in whole or in part, at any time on or after June 9, 2045 (six months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
Wells Fargo Securities, LLC
CUSIP:	58013MFA7

United States Tax Considerations:

The text under “United States Tax Considerations—Non-U.S. Holders” in the Prospectus Supplement, dated July 17, 2015, summarizes certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a “non-U.S. holder” (as defined therein).  Paragraph (b) under the caption “United States Tax Considerations—Non-U.S. Holders” is amended to read in its entirety as follows:

(b) such non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of the note, provided that, (i) the gain of such holder is not effectively connected with the holder’s conduct of a trade or business in the United States (and, if certain treaties apply, is not attributable to a permanent establishment maintained by the non-U.S. holder within the United States); (ii) if the non-U.S. holder is an individual holder, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption (and does not satisfy certain other conditions); and (iii) in the case of a sale, exchange, redemption or other taxable disposition of a note effected on or after January 1, 2019, (x) the non-U.S. holder has provided any direct or indirect information with respect to its direct and indirect U.S. owners; and (y) if the non-U.S. holder or any intermediary through which it holds notes is a “foreign financial institution” (as defined below), each such entity has entered into an agreement with the U.S. government, pursuant to which it agrees, among other responsibilities, to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders and investors, or otherwise establishes an exemption.

Plan of Distribution:

The text under “Plan of Distribution” in the Prospectus Supplement, dated July 17, 2015, is amended by inserting the following text immediately preceding the “General” heading therein:

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal Matters:

The text under “Legal Matters” in the Prospectus Supplement, dated July 17, 2015, is amended as follows:

Allen & Overy LLP, New York, New York, will pass upon the validity of the notes for the agents.

Information Regarding Settlement Date for Notes:

It is expected that delivery of the notes offered hereby will be made on or about the Original Issue Date stated above in this Pricing Supplement, which will be the fifth business day following the date of this Pricing Supplement (T + 5).  Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this Pricing Supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Goldman, Sachs & Co. toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.